Exhibit 10.1
PEROT SYSTEMS CORPORATION
RESTRICTED STOCK PLAN
(As Amended through March 22, 2006)
     This Restricted Stock Plan, as amended, (the “Plan”) of Perot Systems Corporation (“Perot Systems”) is for the purpose of attracting and retaining outstanding employees of Perot Systems and its subsidiaries, if any, (collectively, the “Company”) and providing them with a strong incentive to contribute to the success of the Company by giving them the opportunity to acquire shares of Common Stock, $0.01 par value, of Perot Systems (“Common Stock”) in accordance with the provisions of the Plan, as set forth below.
1	Term.
     The Plan shall be effective upon its approval by the Board of Directors of Perot Systems (the “Board of Directors”) and may thereafter be amended or terminated by the Board of Directors in its discretion. No such amendment or termination of the Plan shall adversely affect or alter any rights or restrictions relating to shares of Common Stock issued pursuant to the Plan (“Restricted Stock”) prior to such amendment or termination.
2.	Restricted Stock Plan Committee.
     The Board of Directors shall appoint a Restricted Stock Plan Committee (the “Committee”), which shall be responsible for administering and interpreting the Plan. The Committee may from time to time adopt, amend, waive and rescind such procedures for the administration of the Plan, consistent with the provisions hereof, as the Committee deems advisable. To the extent permitted by law, any determination made by the Committee in administering or interpreting the Plan shall be conclusive.
3.	Available Shares.
     The number of shares of Common Stock available for issuance pursuant to the. Plan shall be established by the Board of Directors from time to time. These shares may be either treasury shares or authorized but unissued shares. The Board of Directors may from time to time increase or reduce the number of shares of Common Stock available for issuance pursuant to the Plan, but no such reduction shall affect any shares previously issued pursuant to the Plan. If any change is made in the number of shares of Common Stock (such as by stock dividend, stock split, or stock consolidation), the Committee may make such adjustments in the number of shares and price per share of Restricted Stock previously issued pursuant to the Plan as the Committee determines is equitable to preserve the respective rights of the participants in the Plan.

4.	Participants.
     The Committee shall from time to time select the employees of the Company who will be offered the opportunity to participate in the Plan and shall determine the terms of the offer to each selected employee, including (i) the number of shares of Restricted Stock to be issued to the employee, (ii) the purchase price per share (consistent with applicable law) to be paid by the employee, (iii) the vesting schedule upon which such shares will vest to the employee, and (iv) any other terms deemed appropriate by the Committee. Each such employee may elect to become a participant in the Plan (a “Participant”) by entering into an agreement therefor (a “Restricted Stock Agreement”) with Perot Systems, acceptable in form and substance to the Committee, and by paying to Perot Systems in cash or by check the purchase price for the shares of Restricted Stock being issued to the employee pursuant to the Restricted Stock Agreement. The Restricted Stock Agreement shall contain provisions to reflect and enforce the applicable provisions of the Plan and any other provisions deemed appropriate by the Committee. The committee and the Participant may thereafter amend, modify, or waive the provisions of the Restricted Stock Agreement by mutual written agreement.
5.	Restrictions and Conditions Applicable to Restricted Stock.
     All shares of Restricted Stock sold to a Participant pursuant to a Restricted Stock Agreement shall, except as otherwise provided in the Restricted Stock Agreement, be subject to the following restrictions and conditions:
     (a) Shares of the Restricted Stock that have not vested to the Participant in accordance with the Restricted Stock Agreement (“Unvested Stock”) may not be sold or otherwise transferred.
     (b) Shares of the Restricted Stock that have vested to the Participant in accordance with the Restricted Stock Agreement (“Vested Stock”) may not be sold or otherwise transferred, unless and until (i) any restriction on the sale or transfer of such shares specified in the Restricted Stock Agreement has expired, and (ii) Perot Systems has waived or failed to exercise any option to purchase such shares that it may have pursuant to the Restricted Stock Agreement.
     (c) The Restricted Stock Agreement may contain any other restrictions or conditions on the Restricted Stock issued to the Participant that the Committee may deem to be advisable.

6.	Stock Certificates.
     If requested by a Participant, Perot Systems will issue and deliver to the Participant certificates representing any shares of Vested Stock held by the Participant. Perot Systems may require that any certificates or other property representing shares of Unvested Stock remain in the possession of the Company or an escrow agent designated by the Committee. Each certificate representing shares of Vested Stock or Unvested Stock shall bear such legends as the Committee may determine to be necessary or appropriate. Whether or not certificates representing such shares have been issued or delivered, each Participant shall have all the rights of a shareholder of Common Stock, including voting, dividend and distribution rights, with respect to all shares of Restricted Stock (both Vested Stock and Unvested Stock) held by the Participant, except as may otherwise be provided in the Participant’s Restricted Stock Agreement.
7.	Severability.
     If any provision of the Plan is held invalid or unenforceable for any reason, the validity and enforceability of all other provisions of the Plan shall not be affected thereby.
8.	Governing Law
     The Plan shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the choice of law rules in such law.
9.	Change in Control Benefit For Participants Who Have Entered into Severance Agreements.
     Notwithstanding anything in the Participant’s Restricted Stock Agreement to the contrary, if the Participant has entered into a letter agreement between such Participant and the Company which sets out the severance benefits such employee would be entitled to in the event of the employee’s involuntary termination under particular circumstances following the Company’s execution of a definitive agreement to effect a change in ownership or control of the Company (“Severance Agreement”) and the Participant is entitled to receive any benefit under such Severance Agreement, then the shares offered under this Plan and the vesting, holding period, restrictions or other provisions applicable to such shares shall be governed by the provisions of such Severance Agreement, as it may be amended from time to time, to the extent provided in the Severance Agreement. A Participant who has entered into a Severance Agreement and is entitled to benefits thereunder is not entitled to the Change in Control Benefit, the cancellation of buy back or repayment of profits provisions or any other benefit set out in Section 10 of the Plan (unless and only to the extent so provided in the Participant’s Severance Agreement).

10.	Change in Control Benefit For Participants Who Have Not Entered into Severance Agreements.
     Notwithstanding anything in the Participant’s Restricted Stock Agreement to the contrary, should a Participant’s employment with the Company terminate by reason of an Involuntary Termination and such Participant has not entered into a Severance Agreement or the Participant is not entitled to receive any benefit under such Severance Agreement, then the Participant shall become entitled to receive a Change in Control Benefit as set out in this Section 10 of the Plan; provided, however, that to be entitled to a Change in Control Benefit, the Participant must also execute a release of all employment-related claims against the Company and its affiliates existing as of the date of execution, in the standard form used by the Company without material modification, addition or deletion.
     In addition, upon the occurrence of a Change in Control, any provision of the Plan or a Restricted Stock Agreement to (i) cancel any Restricted Stock Agreement with a Participant, (ii) buy back Common Stock issued to a Participant pursuant to a Restricted Stock Agreement and/or (iii) require repayment with respect to certain proceeds received from the sale of any Common Stock issued to a Participant under the Participant’s Restricted Stock Agreement, shall be deemed to be cancelled and deleted from such documents and shall be of no further force and effect.
     The following definitions shall apply for purposes of this Section 10:
     “Cause” means the Participant has:
     (a) participated in fraud, embezzlement or another act of material misconduct involving the Company, which has resulted in significant harm to the Company;
     (b) admitted, confessed or entered a plea bargain or a plea of nolo contendere to, or been convicted of, a crime constituting a felony (or its equivalent) under the laws of any jurisdiction in which the Company or any applicable Affiliate conducts its business or any crime involving moral turpitude or dishonesty;
     (c) willfully and continually failed to perform substantially the appropriate duties of Participant’s position with the Company (other than any such failure resulting from Participant’s physical or mental illness, incapacity or disability), for a period of at least 14 days after a written demand for substantial performance is delivered to Participant by a Senior Executive which specifically identifies the manner in which the Senior Executive believes that Participant has not substantially performed Participant’s duties; provided that, in the event that Participant has not commenced to perform substantially the duties of Participant’s position during such 14-day grace period after written demand is made by the

Company, the Company shall not terminate the Participant for Cause except in accordance with the procedures set forth below. In no event shall an event that would constitute Specified Reason be considered the failure to perform substantially the appropriate duties of Participant’s position with the Company; or
     (d) failed to meet the acceptable performance standards for an employee in Participant’s position, which shall be evaluated based on the goals and objectives of Participant and similarly situated employees of the Company (including any Affiliates of the Company) established in connection with the applicable annual performance review program; provided that (i) the Company has provided Participant with a written performance improvement plan with specific requirements for Participant to meet such standards and providing not less than 60 days for Participant to effect such improvement and (ii) a Senior Executive has determined in good faith that Participant’s performance is below the applicable acceptable performance standards and that Participant has failed to substantially meet the requirements of Participant’s performance improvement plan.
For purposes of the definition of Cause, no act or failure to act on the part of Participant shall be considered “willful” unless it is done, or omitted to be done, by Participant intentionally, not in good faith and without reasonable belief that Participant’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or, if applicable, upon the instructions of the Chief Executive Officer or other Senior Executive of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Participant in good faith and in the best interests of the Company.
The termination of employment of Participant shall not be deemed to be for Cause unless and until, following the expiration of the 14-day grace period or the 60-day improvement period, if applicable, set forth above, there shall have been delivered to Participant written notice of a Senior Executive, after reasonable notice is provided to Participant and Participant is given an opportunity to be heard by such Senior Executive, finding that, in the good faith opinion of such Senior Executive, Participant has engaged in conduct which would constitute Cause under paragraphs (a)-(d) above and specifying the particulars thereof in detail.
For purposes of this definition of Cause, “Affiliate” means an entity with whom the Company would be considered a single employer under Sections 414(b) or 414(c) of the Internal Revenue Code of 1986, as amended (the “Code”); provided, however, that for purposes of determining a controlled group of corporations under Code Section 414(b)

and of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), the phrase “at least 50% shall be substituted for the phrase “at least 80%” everywhere it appears in Code Sections 1563(a)(1), (2) and (3) and in treasury regulation 1.414(c)-2. In addition, where the use of Common Stock for a stock grant under this Plan is based upon legitimate business criteria, the phrase “at least 20% shall be substituted in each place noted above. The Board of Directors may designate a different permissible ownership threshold percentage, but such percentage may not be made effective for at least 12 months after adoption of such change and the same designation must apply to all compensatory stock plans of the Company subject to Code Section 409A.
         “Change in Control” means the happening of any of the events described in paragraphs (a) through (d) below:
     (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) promulgated under the Securities Exchange Act of 1934, amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (1) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this paragraph (a), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company; (B) any acquisition by the Company or a subsidiary of the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or a subsidiary of the Company; (D) any acquisition by any Perot Stockholder; (E) any acquisition by any entity pursuant to a transaction that complies with clauses (1), (2) and (3) of paragraph (c) of this definition; or (F) in respect of any Restricted Stock held by a Participant, any acquisition by such Participant or any group of Persons including such Participant (or any entity controlled by such Participant or any group of Persons including such Participant).
     (b) individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of a majority of the directors then comprising the Incumbent Board (either by specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board until 24 months after such initial assumption of office;
     (c) consummation by the Company of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination:
     1. the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination (or, if applicable, the stock into which the Outstanding Company Common Stock and Outstanding Company Voting Securities are converted pursuant to such Business Combination) represents more than 60% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation or other entity resulting from such Business Combination (including without limitation a corporation or other entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be;
     2. no Person (excluding the Company, a subsidiary of the Company, any corporation or other entity resulting from a Business Combination or any employee benefit plan (or related trust) thereof or a Perot Stockholder) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the corporation or other entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors of such corporation or entity, except to the extent that such ownership existed prior to the Business Combination; and
     3. at least a majority of the members of the board of directors of the corporation or other entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

     4. approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
     “Change in Control Benefit” means:
     Each outstanding share of Restricted Stock which the Participant holds at the time of the Participant’s Involuntary Termination, to the extent that share of Restricted Stock is not otherwise payable will immediately vest and be paid to the Participant as soon as administratively practicable following the date of the Participant’s Involuntary Termination.
         Change in Control Benefits will not be payable if the Participant’s employment with the Company terminates for reasons other than an Involuntary Termination, including, without limitation, for involuntary termination by the Company for Cause, voluntary termination by the Participant not supported by Specified Reason, long term disability, Retirement or death. For this purpose, (i) “long term disability” means the Participant is entitled to receive benefits from the Company’s Long-Term Disability Plan or another long term disability plan sponsored by the Company, and (ii) “Retirement” means the Participant’s retirement in accordance with any retirement policy generally applicable to the Company’s salaried employees, as in effect immediately prior to the Change in Control, or any written retirement arrangement established by the Company and the Participant as in effect immediately prior to the Change in Control.
         “Involuntary Termination” means the termination of a Participant’s employment by the Company without Cause or by the Participant with Specified Reason during a Protected Period or a Pre-Closing Period.
         “Perot Stockholder” means Ross Perot, Ross Perot, Jr., HWGA, Ltd. or any of their respective Affiliates and Associates (within the meaning of Rule 12b-2 of the Exchange Act).
         “Pre-Closing Period” means a period commencing with the Company’s execution of the definitive agreement for a Change in Control transaction and ending upon the earlier to occur of (i) the closing of the Change in Control contemplated by such definitive agreement, or (ii) the termination of such definitive agreement without the consummation of the contemplated Change in Control. In the event of competing or superseding offers that result in definitive agreements, each such agreement shall create a Pre-Closing Period.

         “Protected Period” means the period beginning on the date on which a Change in Control occurs and ending on the two-year anniversary of such date, or such earlier date as the Participant’s employment with the Company terminates.
         “Senior Executive” means, if the Company, or one or more of its parent companies has a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), an officer subject to the reporting requirements of Section 16 of the Exchange Act, or, if the Company does not have a class of securities registered under the Exchange Act, the Chief Executive Officer or a Vice President reporting directly to the Chief Executive Officer of the Company’s ultimate parent.
         “Specified Reason” means:
     (a) the reduction of the Participant’s annual base salary as in effect immediately prior to the Change in Control or as in effect thereafter, unless such reduction is part of an across-the-board reduction of no more than 10% in annual base salary; or
     (b) the Company’s requiring the Participant to be based at any office or location that is more than 35 miles from the Participant’s principal work location and residence immediately prior to the Change in Control.
         Notwithstanding anything to the contrary set forth above, no event or condition described above shall constitute Specified Reason unless (i) the Participant, within 120 days after the occurrence of such event or condition, gives the Company written notice specifying in reasonable detail the event or condition which the Participant believes gives rise to Specified Reason, (ii) within 30 days after the Company’s receipt of such notice (the “Cure Period”), the Company fails to correct or remedy such event or condition, and (iii) the Participant resigns his employment with the Company not more than 120 days following expiration of the Cure Period.